Exhibit 3.5
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
OPLINK COMMUNICATIONS, INC.
     Oplink Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that:
     1. The name of the Corporation is Oplink Communications, Inc. The Corporation was originally incorporated under the name Oplink Merger Corporation.
     2. The date of filing of the Corporation’s original Certificate of Incorporation was July 24, 2000.
     3. This Certificate of Amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.
     4. Section A of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
     A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 39,000,000 shares, of which 34,000,000 shall be Common Stock, each having a par value of one-tenth of one cent ($0.001) and 5,000,000 shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).
     IN WITNESS WHEREOF, Oplink Communications, Inc. has caused this Certificate of Amendment to be signed by Bruce Horn, a duly authorized officer of the Corporation, on January 9, 2006.

/s/ Bruce Horn
Bruce Horn
Chief Financial Officer